Exhibit 99.2

Press Release

INTERCEPT ANNOUNCES CLOSING OF ACQUISITION OF HSI COMPUTER OUTPUT SOLUTIONS

NORCROSS, Ga., Oct 10, 2001 -- The InterCept Group, Inc., (ICPT) a leading provider of banking technology products and services for community financial institutions, today announced it has closed the acquisition of HSI Computer Output Solutions (HSI) and its affiliate, Superior Forms, Ltd.

Based in San Antonio, Texas, HSI is a full service provider of computer output solutions including data processing, laser document printing, and automated mailing services. HSI has a strong focus in the financial services industry and also provides products and services to government agencies, utility and telecommunication companies and medical institutions.

About InterCept

InterCept is a single-source provider of a broad range of technologies, products and services that work together to meet the technology and operating needs of community financial institutions. InterCept's products and services include core data processing, check processing and imaging, electronic funds transfer, data communications management, and related products and services. For more information about InterCept, go to www.intercept.net or call 770.248.9600.
                                   -----------------